October 19, 2007

Richard Paradise
8 Petti Lane
Edison, NJ 08820

Dear Richard:

On behalf of The Children’s Place it is my pleasure to confirm our offer of employment for the position, Senior Vice President, Finance reporting to Susan Riley, Executive Vice President, Finance & Administration. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:

•	COMMENCEMENT OF EMPLOYMENT: November 19, 2007

•	ANNUAL BASE SALARY: $360,000

•	401(k) PLAN: Following 90 days of service, you will be eligible to participate in The Children’s Place 401(k) Savings Plan.

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OTHER BENEFITS: You will be eligible for other benefits (short term disability, long term disability, health and life insurance, and employee stock purchase plan) available to other associates at your level.

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PAID TIME OFF: You will be entitled to 29 days of Paid Time Off (PTO) each fiscal year (February through January). You may not carry over PTO days from year to year. The number of days you are entitled to receive during the current fiscal year will be prorated based on your hire date.

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BONUS: You will be eligible to participate in our annual management incentive bonus plan (the “Bonus Plan”). Your bonus is based on a combination of company and individual performance. Your target bonus will be 40% of your annual salary. Your actual bonus may be from 0% to 200% of your target bonus based upon actual performance. Your bonus for fiscal 2007 will be paid at target, regardless of performance, and prorated based on your hire date.

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OTHER COMPENSATION: As soon as practicable after the Company becomes current in its filings with the Securities and Exchange Commission, we will recommend the grant of 20,000 restricted stock units of the Company’s common stock vesting one fourth on each anniversary date of the grant until fully vested, subject to the terms and conditions of the Company’s Amended and Restated 2005 Equity Incentive Plan. The previous sentence notwithstanding, such restricted stock units shall vest immediately if you are terminated by the company for any reason other than Cause. The grant date for the award shall be determined by the Compensation Committee or its delegate in accordance with the Company’s Policy Regarding Awards of Equity- Based Incentives to Executive Officers and Other Employees.

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CONFIDENTIALITY: During your employment and thereafter, you shall not, without the prior written consent of the Company, disclose to anyone Confidential Information. “Confidential Information” shall include, without limitation, all information that is not known or available to the public concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.

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SEVERANCE: In the event that you resign your employment for “Good Reason," your employment is terminated for any reason other than “Cause,” or you terminate your employment within one (1) year after the occurrence of a "change in control" (other than in circumstances where the Company could terminate your employment for cause), the Company will pay you an amount equal to six (6) months of your base salary, less applicable payroll deductions. Your payment will be paid on a bi-weekly basis pursuant to the Company’s regular payroll practices. Receipt of the Company’s payment is conditioned on execution of the Company’s Severance Agreement and General Release of All Claims.

“Cause” means (1) your failure to perform your material duties which you failed to remedy within ten (10) business days after notice to you; (2) any conduct, action or behavior that has or may reasonably be viewed to have a material adverse effect on the reputation or interests of the Company or its’ affiliates; (3) the commission of an act involving moral turpitude, dishonesty, fraud or the engagement in any other willful or intentional misconduct, whether or not in connection with your employment; or for an act constituting a felony under the laws of the United States or any state of political subdivision thereof. “Good Reason” shall mean: (1) a reduction or adverse change in reporting structure/lines, title, duties or authority; or (2) a relocation of the Company’s headquarters more than 60 miles from Secaucus, New Jersey; and (3) Company’s breach of the terms of this Agreement which breach is not cured within ten (10) days after notice to the Company. "Change in control" shall mean “Change in Control” means the occurrence during your employment of any of the following events: (1) the sale to any purchaser of (A) all or substantially all of the assets of the Company or (B) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors of Employer; (2) the merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving or resulting corporation in such merger or consolidation is held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the outstanding securities of the Company; (3) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d) (2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the voting stock of the Company entitled to vote generally in the election of directors; or (4) Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred.

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NO SOLICITATION: In the event that you separate from the Company, you agree not to directly or indirectly hire, or give cause or assistance to a third party to hire any employee of The Children’s Place or any Subsidiary for a period of 24 months following said separation.

Unless specifically stated in this letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of The Children’s Place or yourself, for continued employment of any specified period of time.

Please sign two copies provided in the space indicated on this letter to denote your acceptance of the offer outlined above and return one fully executed copy in the envelope provided.

Richard, please give this offer your utmost consideration. We look forward to your joining The Children’s Place team. We are confident that you will make a strong contribution to the continued growth and success of The Children’s Place.

Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to call.

Sincerely,

Linda Martin
Senior Vice President, Human Resources

Agreed and Accepted:

Richard Paradise                                    Date